EX. 99.1

For Release September 26, 2008

September 26, 2008,  Oak Ridge, TN – Tennessee Valley Financial Holdings, Inc. announced to its shareholders today that its subsidiary, TnBank of Oak Ridge will write down its holdings in Fannie Mae and Freddie Mac preferred stock.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was placing Fannie Mae and Freddie Mac under federal conservatorship. Tennessee Valley Financial Holdings, Inc. believes that these actions will have an adverse impact on the value of the Fannie Mae and Freddie Mac preferred stock held by the Bank.

The Bank holds preferred stock issued by Fannie Mae and Freddie Mac with a book value of approximately $2,200,000. As it is unclear at this time whether the value of the securities will improve, the Bank expects, in accordance with applicable accounting standards, to record a non-cash other-than-temporary impairment charge on these investments during the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae and Freddie Mac preferred stock.

While the Bank does not anticipate that the entire amount will be written down, President Tom Tuck noted that “even if the Bank writes down the total value of these securities to zero, TnBank of Oak Ridge will remain ‘well capitalized’ by federal regulatory standards.”